Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) is dated as of the 3rd day of October, 2022 but is effective as of April 1, 2023 (“Amendment Effective Date”) by and between SouthState Bank, N.A. (the “Bank”) and Greg A. Lapointe (the “Executive”) (collectively, “the Parties”).

WHEREAS, the Bank and Executive are parties to that certain Employment Agreement, effective June 8, 2020 (“Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the Agreement pursuant to Section 8.7 of the Agreement to among other things, transition the Executive to Senior Banking Advisor as of April 1, 2023 prior to Executive’s retirement date of December 31, 2023;

NOW, THEREFORE, in consideration of the promises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Defined Terms. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

2.Amendments. The following provisions of the Agreement are hereby amended, modified, or supplemented as follows as of the Amendment Effective Date:

a.	Section 1.1 (Employment) is amended by deleting the full section and replacing it with the following:

“Effective as of the Effective Time, the Bank shall employ the Executive to serve as the Chief Banking Officer of the Company and of the Bank, subject to the terms and conditions of this Agreement and during the Term (as defined in Section 1.2). The Executive shall serve under the direction of the Chief Executive Officer of the Company and the Bank and shall have such duties and responsibilities as are consistent with the Executive’s position for a bank of similar size and complexity as the Bank. The Executive shall exclusively devote full working time, energy, and attention to the business of the Company and the Bank and to the promotion of each entity’s interests throughout the Term. Effective as of the Amendment Effective Date of April 1, 2023 and through the end of the Term (the “Transition Period”), the Executive shall transition from Chief Banking Officer to serve as the Senior Banking Advisor of the Company and of the Bank, subject to the terms and conditions of this Agreement. During the Transition Period, the Executive shall devote at least twenty working hours per week to the business of the Company and the Bank and to the promotion of each entity’s interests. The Executive shall serve the Company and the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. During the Term, without the prior written consent of the Company or the Bank, the Executive shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Section 1.1 shall prevent the Executive from managing his or her personal investments and affairs, or engaging in community and charitable activities, provided that doing so does not materially interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.”

b.	Section 1.2 (Term) is amended by deleting the provision in its entirety and replacing it with the following sentence:

“The term of employment shall be a period commencing upon the Effective Time and expiring on the close of business on December 31, 2023, subject to earlier termination or extension as provided herein (the “Term”).  At the conclusion of the Term, Executive’s employment shall terminate and have the impact set forth in Section 3.4 of the Agreement.”

c.	Section 2.2(a) (Incentive Compensation) is amended by adding the following sentence at the end thereof:

“During 2023, the Executive shall be entitled to receive the Executive’s cash incentive compensation that may be granted to Executive in 2022 in compliance with this Section and payable in 2023, and the full restricted stock units and performance share units granted in 2023 in compliance with this Section under the equity-based grant plan.”

d.	Section 3.3 (Involuntary Termination Without Cause and Voluntary Termination with Good Reason) is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, the change in the Executive’s title under the Amendment to Senior Banking Advisor shall not constitute “Good Reason” under this Section 3.3, causing a breach of the Agreement.”

e.	A new Section 4.4 to the Agreement is added as follows:

“4.4 End of Term Benefits.  Notwithstanding the other provisions of Article 4, but subject to Section 4.3, for the avoidance of doubt, at the end of the Term of the Agreement on December 31, 2023 subject to the Executive’s continued employment through that date, the Executive shall be entitled to the following benefits:

(a)	Effective January 1, 2024, Executive and Executive’s dependents and beneficiaries shall be eligible for eighteen (18) months medical and dental insurance coverage under COBRA substantially similar to that provided for the Executive as of the date of termination at Executive’s expense;

(b)	Subject to the Executive’s compliance with the 24-month noncompete and nonsolicitation provisions set forth in Article 7 of the Agreement, Executive shall be eligible for the continued vesting of the then-outstanding Restricted Stock Units granted to Executive pursuant to

Section 3.3(a) of each applicable Restricted Stock Unit Agreement entered into by Executive; and the continued vesting and treatment of then outstanding vested Performance Stock Units, including accrual and payment of dividend equivalents during the vesting period, set forth in Section 5.3(a) of each applicable Performance Stock Unit Agreement entered into by Executive until each such RSUs and PSUs are fully vested;

(c)	Vested but unexercised stock options granted to Executive shall be eligible for exercise for a period of five (5) years after Executive’s retirement date of December 31, 2023; and

(d)	Executive shall be allowed to retain his cell phone and cell phone number.”

f.	Section 7.1(f) is amended by deleting the definition of “Restricted Period” therein and replacing it with the following provision:

“Restricted Period” means (i) the Term and (ii) the 24-month period commencing as of the end of the Term of this Agreement (i.e., December 31, 2023) and continuing until the end of such 24 month period (i.e., December 31, 2025).”

3.Conflicts. In the event of a conflict or inconsistency between this Amendment and the Agreement, this Amendment shall control.

4.Full Force and Effect. All terms of the Agreement not amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have entered into this Amendment as of the date set forth above.

SOUTHSTATE BANK, NATIONAL ASSOCIATION